                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Communication Intelligence Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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
                     COMMUNICATION INTELLIGENCE CORPORATION
                         275 Shoreline Drive, Suite 520
                        Redwood Shores, California 94065

                            ------------------------

 [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                  May 19, 1997

                            ------------------------

To the Stockholders of Communication Intelligence Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Communication Intelligence Corporation, a Delaware corporation (the "Company"), will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065, on May 19, 1997, at 1:00 p.m. Pacific Time, for the following purposes, all as more fully described in the attached proxy statement:

    1. To elect six directors for a one-year term until the next annual meeting of stockholders and until their respective successors are elected and qualified.

    2. To approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares of the Company's common stock available for grants of options under the 1994 Plan.

    3. To ratify the appointment by the Company's Board of Directors of Price Waterhouse LLP, as the Company's independent accountants for the year ending December 31, 1997.

    4. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on March 26, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote on the matters proposed at, the Annual Meeting and any adjournments thereof.

                             YOUR VOTE IS IMPORTANT

    EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE ANNUAL MEETING. IF YOU EXECUTE A PROXY, YOU STILL MAY ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

Redwood Shores, California                     By Order of the Board of Directors
April 9, 1997

                                                       [LOGO]

                                               James Dao
                                               Chairman and Chief Executive Officer

                     COMMUNICATION INTELLIGENCE CORPORATION
                         275 Shoreline Drive, Suite 520
                        Redwood Shores, California 94065

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

INTRODUCTION

    This Proxy Statement and the accompanying proxy are being furnished to stockholders of Communication Intelligence Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for the Company's Annual Meeting of Stockholders to be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065 on May 19, 1997, at 1:00 p.m. Pacific Time, and any and all adjournments thereof (the "Annual Meeting" or the "Meeting"). This Proxy Statement and the accompanying proxy, together with a copy of the Company's Annual Report to Stockholders, are first being mailed or delivered to stockholders of the Company on or about April 14, 1997.

    At the Annual Meeting, stockholders of the Company as of the close of business on March 26, 1997 (the "Record Date") will be asked to vote upon the following: (i) elect six directors for a term of one year until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal I); (ii) to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares of the Company's common stock available for grants of options under the 1994 Plan (Proposal II); and (iii) to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1997 (Proposal III).

    As of the Record Date, the Company had outstanding 44,844,570 shares of common stock, par value $.01 per share (the "Common Stock"), and 450,000 shares of 5% cumulative convertible preferred stock, par value $.01 per share, with a liquidation preference of $25 per share (the "Convertible Preferred"). Each holder of Common Stock and Convertible Preferred is entitled to one vote per share on all matters to come before the Annual Meeting. Holders of outstanding shares of Common Stock and Convertible Preferred (collectively, the "Shares") will vote as one class on the proposals presented. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for purposes of the Annual Meeting.

    Approval of Proposal I to elect six directors requires the affirmative vote of a plurality of the Shares represented in person or by proxy at the Annual Meeting. Approval of Proposal II to amend the 1994 Plan and Proposal III to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants requires in each case the affirmative vote of a majority of the Shares represented in person or by proxy at the Annual Meeting.

    The enclosed proxy provides that each stockholder may specify that his or her shares be voted "for," "against" or "abstain" from voting with respect to each of the proposals. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals.

    Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. Such shares will not be counted as to the matters for which a non-vote is indicated on the broker's proxy.

    Any stockholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares; or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

    Representatives of Price Waterhouse LLP, independent accountants of the Company, are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the stockholders which they deem appropriate.

    The enclosed proxy confers discretionary authority with respect to any amendments or modifications of the Company proposals which properly may be brought before the Annual Meeting. As of the date hereof, the Company is not aware of any such amendments or modifications or other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxies solicited hereby will be exercised on such matters in accordance with the reasonable judgment of the proxyholders.

    WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. SHARES CAN BE VOTED AT THE ANNUAL MEETING ONLY IF THE HOLDER IS REPRESENTED BY PROXY OR IS PRESENT.

                                  THE COMPANY

GENERAL

    The Company develops, markets and licenses natural input, computer interface, handwriting recognition and data security technologies and products for various markets (including personal computing as well as electronic commerce and communication). The Company's products include the multi-lingual Handwriter-Registered Trademark- Recognition System and SigCheck-TM- (signature verification software) and the PenDOS-Registered Trademark- and PenMAC-Registered Trademark- pen operating environments. The Company also markets software tools such as InkTools-TM- and Sign-it-TM-, which allow signature capture and verification within computer applications, Handwriter-Registered Trademark- for Windows-Registered Trademark-, a peripheral input device product enabling users to have pen computing capabilities on their desktop personal computers, and Handwriter-Registered Trademark- Manta-TM-, which provides similar capabilities for laptop computer users.

    The Company's current strategy is to commercialize its products for pen computing applications internationally through the establishment of a network of strategic business alliances. To achieve this objective, the Company is seeking to form a series of strategic business alliances with corporations and other entities. The Company believes that this strategy will offer the benefits of pen computing to computer users worldwide while creating opportunities both for itself and its partners.

    The Company has implemented a three-pronged revenue generation strategy. The Company (i) licenses its products to original equipment manufacturers ("OEMs") and independent software vendors who reproduce and market them in conjunction with their own products, (ii) sells its end-user products, such as the MacHandwriter-Registered Trademark-, Handwriter-Registered Trademark- for Windows-Registered Trademark- and Handwriter-Registered Trademark- Manta-TM-, through independent sales representatives, distributors, strategic relationships, retail channels and its corporate sales force and (iii) provides system integration services and markets its pen-based business computer systems to Chinese businesses, government users and others through its 79%-owned joint venture in the People's Republic of China.

    In January 1997, the Company announced that CompUSA had expanded its stocking of the Handwriter-Registered Trademark- for Windows-Registered Trademark- to all of its over 122 U.S. stores from an initial four-store introduction in November and December 1996. The Company also announced in January 1997 that Norand Corporation introduced the PEN KEY 6622, a powerful PC-based mobile computer, with the Company's
Handwriter-Registered Trademark- Recognition System software pre-installed. Other manufacturers of handheld computer products which have adopted the Company's software on the Windows-Registered Trademark- for pen-computing platform include Fujitsu Personal Systems, Inc., Symbol Technologies, Telxon Corporation and Seiko-Epson. In March 1997, the Arthritis Foundation awarded the Company an "Ease of Use Seal of Commendation" for its Handwriter-Registered Trademark- for Windows-Registered Trademark-.

CORE TECHNOLOGIES

    The Company offers a wide range of hardware and software products for pen-based computing based on the Company's core handwriting recognition and related technologies. The Company's core technologies are classified into two broad categories: "Natural Input Technologies" and "Transaction and Communication Enabling Technologies."

    NATURAL INPUT TECHNOLOGIES. The Company's natural input technologies are designed to allow users to interact with a computer through an electronic pen. The Company believes the electronic pen is currently the most natural and cost-effective manner of interacting with a computer. The Company also believes that natural input enhances productivity and creativity, and reduces the risk of repetitive stress illness ("RSI").

    TRANSACTION AND COMMUNICATION ENABLING TECHNOLOGIES. The Company believes its transaction and communication enabling technologies provide cost-effective means to execute protected electronic transactions and discretionary communications. The Company believes that these technologies offer more efficient methods to conduct transactions and provide more functional user authentication and heightened data security. The Company's transaction and communication enabling technologies have been fundamental in its development of software for signature verification, data security, data compression and operating environments.

PRODUCTS

    The Company has developed two desktop pen computing end-user products, Handwriter-Registered Trademark- for Windows-Registered Trademark-, and MacHandwriter-Registered Trademark-. These Handwriter-Registered Trademark-products combine software and hardware into "all-in-one" input devices for easy pen entry of graphics, text and commands. Handwriter-Registered Trademark-products have been designed to be compatible with Windows-Registered Trademark-and Macintosh platforms. The Company has positioned its Handwriter-Registered Trademark- products to complement the keyboard and perform as an ergonomic editing tool. The Company believes its Handwriter-Registered Trademark- products enhance productivity in editing documents, while helping to reduce the risk of RSI. In March 1997, the Arthritis Foundation awarded the Company with an "Ease of Use Seal of Commendation" for its Handwriter-Registered Trademark- for Windows-Registered Trademark- product.

    Handwriter-Registered Trademark- for Windows-Registered Trademark- is also offered with other bundled applications such as YPad-TM- and E-mail ink annotation. YPad-TM- is an electronic notepad. E-mail ink annotation is a handwriting application that is specifically designed for E-mail users and allows for electronic annotation of documents. The Company believes its applications enhance the functionality of Handwriter-Registered Trademark-products. The Company believes its Handwriter-Registered Trademark- for Windows-Registered Trademark- and MacHandwriter-Registered Trademark-, along with the PenDOS-Registered Trademark- and PenMAC-Registered Trademark- operating environments, are competitive product offerings in the field of pen input technology. The Company has also developed Handwriter-Registered Trademark-Manta-TM-, which offers laptop computer users capabilities similar to Handwriter-Registered Trademark- for Windows-Registered Trademark-. The Company believes that pen input devices are particularly suitable to laptop users.

    The Company markets software tools such as Ink Tools-TM- and Sign-it-TM-, which allow signature capture and verification within computer applications, and YPad-TM- and E-mail ink annotation.

    The Company's products are marketed through various channels as well as offered on the Internet.

       MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is currently listed on the Nasdaq SmallCap Market under the trading symbol "CICI." In September 1991, the Company's Common Stock was first listed on the Nasdaq SmallCap Market, and in June 1993 it was listed on the Nasdaq National Market. In July 1994 (during the Company's Chapter 11 reorganization proceedings), the Company's Common Stock was delisted for failure to meet Nasdaq's minimum price requirements. From July 1994 to July 1996, quotations concerning the Common Stock were reported on the OTC Bulletin Board. In July 1996, the Company's Common Stock was relisted on The Nasdaq SmallCap Market. The following table sets forth the high and low prices of the Common Stock for the periods noted, as reported on Nasdaq.

                                                                                                         CLOSING PRICES
                                                                                                      --------------------
  YEAR     PERIOD                                                                                       HIGH        LOW
---------  -----------------------------------------------------------------------------------------  ---------  ---------
     1994  First Quarter............................................................................  $    3.06  $    2.25
           Second Quarter...........................................................................  $    2.50  $    0.69
           Third Quarter............................................................................  $    0.94  $    0.06
           Fourth Quarter...........................................................................  $    0.91  $    0.44

     1995  First Quarter............................................................................  $    1.28  $    0.38
           Second Quarter...........................................................................  $    0.78  $    0.50
           Third Quarter............................................................................  $    1.93  $    0.53
           Fourth Quarter...........................................................................  $    2.94  $    1.63

     1996  First Quarter............................................................................  $    4.00  $    2.62
           Second Quarter...........................................................................  $    6.81  $    4.18
           Third Quarter............................................................................  $    4.87  $    2.81
           Fourth Quarter...........................................................................  $    3.00  $    2.18

     1997  First Quarter (through March 25, 1997)...................................................  $    3.87  $    1.81

    As of March 25, 1997, the closing sale price of the Common Stock on The Nasdaq SmallCap Market was $2.00 per share and there were approximately 650 registered holders of the Common Stock.

    To date, the Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is in the discretion of the Board of Directors and will depend on, among other things, the Company's operating results, financial condition, capital requirements, contractual restrictions or prohibitions with respect to the payment of dividends (such as those related to the Convertible Preferred) and such other factors as the Board of Directors may deem relevant. At March 25, 1997, the Company had 450,000 shares of Convertible Preferred issued and outstanding. The Convertible Preferred entitles the holders thereof to receive cumulative dividends on each share at the rate of $1.25 per share per annum, compounded semiannually, when payable, whether or not declared. Dividends may be paid at the Company's option in cash or additional shares of Convertible Preferred (with each additional share valued at $25 per share). The Company has agreed with the holders of the Convertible Preferred that it would not declare dividends or make any distributions to holders of the Common Stock prior to the earlier of February 1998 (or later under certain circumstances) or the date on which all outstanding shares of Convertible Preferred have been converted into shares of Common Stock. The Company is also required to pay any accrued and unpaid dividends on outstanding shares of Convertible Preferred before declaring or paying any dividends on any other class or series of stock, including the Common Stock.

                            SELECTED FINANCIAL DATA

    The selected consolidated financial data presented below as of December 31, 1996, 1995, 1994, 1993 and 1992 and for each of the years in the five-year period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, are included in the Annual Report to Stockholders which accompanies this Proxy Statement. The selected financial data should be read in conjunction with the Company's audited financial statements and the notes thereto and this Proxy Statement including "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1996       1995       1994       1993       1992
                                                              ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $   2,887  $   2,314  $   3,599  $   2,595  $   4,070
Research and development expenses (1).......................      1,756      1,355      2,062      3,380      2,682
Marketing expenses..........................................      3,282      2,613      4,936      4,278      3,681
General and administrative expenses.........................      2,037      1,717      2,395      1,921      1,664
Loss from operations........................................     (6,535)    (5,534)   (10,935)    (8,564)    (5,058)
Net loss....................................................     (6,356)    (5,595)   (11,048)    (8,299)    (5,114)
Net loss per common share...................................      (0.15)     (0.16)     (0.53)     (0.44)     (0.32)


                                                                               AS OF DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1996       1995       1994       1993       1992
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  11,325  $   7,459  $   4,088  $   5,305  $   2,811
Working capital (deficit) (2)...............................      8,284      3,763       (605)     1,907      1,308
Total assets................................................     13,503      9,776      6,171     10,158      7,239
Deferred revenue............................................      2,006      2,570      2,754      2,681      1,634
Long-term obligations.......................................         32        830      2,069        321        130
Redeemable securities(3)....................................      9,417         --         --         --         --
Common stockholders' equity (deficit) and convertible
  preferred stock(3)(4).....................................        (82)     4,010     (1,219)     4,689      3,515

------------------------

(1) Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86.

(2) Current liabilities used to calculate working capital at December 31, 1996, 1995, 1994, 1993, and 1992 include deferred revenue of $2,006,000,
    $2,570,000, $2,754,000, $2,681,000, and $1,634,000, respectively.

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and Note 11 to the Company's audited consolidated financial statements included in the accompanying Annual Report to Stockholders.

(4) The Company has never paid dividends to the holders of its Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    HISTORY. The Company was initially incorporated in October 1986. In each year since its inception, the Company has incurred losses. In July 1994, the Company filed a petition for reorganization and protection under Chapter 11 of the United States Bankruptcy Code in order to restructure the Company and its debt. In November 1994, the Company's pre-petition creditors approved, and the United States Bankruptcy Court confirmed, the Company's Plan of Reorganization and the Company emerged from bankruptcy. For the five-year period ended December 31, 1996, the Company's losses aggregated approximately $36.4 million and at December 31, 1996, the Company's accumulated deficit was approximately $54.3 million.

    REVENUE RECOGNITION. Revenue from product sales is recognized upon shipment provided that no significant obligations remain and the collection of the resulting receivable is probable. The Company provides for estimated sales returns at the time of shipment. License revenues are recognized when the software has been delivered and when all significant obligations have been met. Royalty revenues are recognized as products are licensed and sold by licensees. Under the terms of an agreement with IBM, the Company is obligated to share with IBM certain revenues from third parties when earned. Development contract revenue is generated primarily from system integration services and research grants and joint development agreements with government agencies. Revenue is recognized in accordance with the terms of the grants and agreements, generally when collectibility is probable and related costs have been incurred. There were no joint development agreements in 1996 and 1995. System integration revenue is generally recognized upon customer acceptance and fulfillment of all significant obligations under the contract.

    SOURCES OF REVENUES. To date, the Company's accounts receivable have been derived principally from revenues earned from end-users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been insignificant and within management's expectations.

    SOFTWARE DEVELOPMENT COSTS. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed ("SFAS 86"). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. In the Company's case, capitalization commences upon the completion of a working model and generally ends upon the release of the product. As of December 31, 1996 and 1995, such costs were insignificant.

    SIGNIFICANT CUSTOMERS. Two customers accounted for approximately 11% and 10% of revenues in 1996, respectively. One customer accounted for approximately 25% and 21% of revenues in 1995 and 1994, respectively.

    RESEARCH AND DEVELOPMENT. Research and development costs are charged to expense as incurred.

    FOREIGN CURRENCY TRANSLATION. The Company considers the functional currencies of its wholly-owned subsidiary CIC Japan, Inc. ("CIC Japan") and its 79% owned joint venture (the "Joint Venture") in China with the Ministry of Electronic Industries of the Jiangsu Provence (the "Ministry") to be the respective local currencies and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of "cumulative foreign currency translation adjustment" in the Company's consolidated balance sheets. Foreign currency assets and liabilities are translated into

U.S. dollars at the end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect during each period.

    Net foreign currency transaction gains and losses are included as components of "interest income and other income (expense), net" in the Company's consolidated statements of operations. The Company recorded net foreign currency transaction gains of $59,000, $53,000 and $147,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    RESEARCH GRANT. In November 1993, the Company received a two-year grant under the Advanced Technology Program sponsored by the National Institute of Standards and Technology. The amount of the first and second year awards were $810,000 and $670,000, respectively. The Company recognized $91,000, $590,000 and $746,000 as development contracts revenue under this grant for the years ended December 31, 1996, 1995 and 1994, respectively.

    NET OPERATING LOSS CARRYFORWARDS. Utilization of the Company's net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state law provisions. As a result, a portion of the Company's net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets of $16,170,000 based upon the Company's history of losses.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    REVENUES. The Company's revenues are derived from product sales, license and royalty revenues and development contracts. The Company's product sales for the year ended December 31, 1996 increased by 30% to $1,591,000 from $1,220,000 for the prior year. The increase was due to increased sales with respect to the hardware and software components involved in the system integration activities of the Joint Venture ($1,273,000 for 1996 compared to $571,000 for 1995), offset by reductions in sales of the Company's Handwriter-Registered Trademark- product in 1996 as compared to the prior year. This decline in Handwriter-Registered Trademark- product revenue resulted from the Company's decision to reduce its sales through distributor and catalog resellers and place increased focus on the retail market, however, significant increases in retail sales did not materialize in 1996. In January 1997, CompUSA began offering the Company's Handwriter-Registered Trademark- products in all of its over 122 stores. The Company's Handwriter-Registered Trademark- Products are also offered on CompUSA's website.

    Revenues from license and royalty fees for the year ended December 31, 1996 increased by 244% to $816,000 from $237,000 for the prior year. The increase was primarily attributable to the recognition of approximately $412,000 of previously deferred royalty revenues that were recognized on agreements for which the Company has no further obligations to deliver additional software or services and increased shipment volumes reported by two of the Company's licensees.

    Revenues from development contracts for the year ended December 31, 1996 decreased by 44% to $480,000 from $857,000 for the prior year. Revenues from development contracts are primarily attributable to grants received from the National Institute of Standards and Technology ("NIST") and The National Science Foundation ("NSF"). Grant revenues declined by 60% to $256,000 for 1996 from $653,000 for 1995. The decline in grant revenues resulted from the expiration in 1996 of a grant received from NIST. The Company has historically pursued contract revenues as part of its business strategy, and at least in the short term, expects to continue to do so.

    COST OF SALES. Cost of sales is comprised of costs from product sales, licensing, royalty and other costs and development contracts. Cost of product sales in 1996 consists primarily of cost of materials, approximately $1,223,000 of which for 1996 related to the hardware and software components involved in the system integration activities of the Joint Venture and the remainder of which related to material costs of the Company's
Handwriter-Registered Trademark- product sales. The decrease in the gross margin on product sales to 5% in

1996 from 22% in 1995 resulted from a shift in the mix of product sales to lower margin systems integration activities of the Joint Venture, which comprised 75% of total product revenues in 1996 as compared to 37% in the prior year. License, royalties and other costs, which include procurement, warehousing, and related personnel in connection with the sales of the Company's products, increased by approximately $139,000 to $376,000 for 1996 from $237,000 for 1995 and were offset by a reduction in the amortization of capitalized software development costs of $59,000 for 1996 as compared to the prior year. This increase in other costs related primarily to additional personnel costs in connection with the expected launch of the Company's Handwriter-Registered Trademark- for Windows-Registered Trademark- product in the retail market in the first quarter of 1997. Costs incurred in connection with development contract revenue are expensed as incurred and decreased 56% in 1996 as compared to the prior year, commensurate with the reduction in contract development revenues in the same period.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by 30% to $1,756,000 for the year ended December 31, 1996 from $1,355,000 for the prior year. This increase was primarily attributable to continued in-house development of the Chinese character recognition system, the research and development of which was funded through the NIST grant in 1995 and consequently was included as a component of cost of development contracts in 1995. Research and development staff and related costs in 1996 were consistent with staff and related costs incurred in 1995. The Company did not capitalize any software development costs in 1996 compared to $20,000 of software development costs capitalized in 1995.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 26% to $3,282,000 for the year ended December 31, 1996 as compared to $2,613,000 for the prior year. This increase was primarily due to increases in staffing and travel and related costs of approximately $338,000 and $167,000, respectively, in anticipation of the Company's entrance into the retail market. The increase in other selling expenses, including facilities expenses and facilities-related costs, of $117,000 in 1996 as compared to the prior year were attributable primarily to the increases in staffing. The remaining increase of $47,000 in 1996 as compared to the prior year related primarily to an increase in sales and consulting expenses offset in part by a decrease in catalog advertising, resulting from the Company's current focus on the retail market in 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 19% to $2,037,000 for the year ended December 31, 1996 as compared to $1,717,000 for the prior year. This increase resulted largely from increased consulting and stockholder-related costs in 1996 as compared to 1995. The increase in consulting costs of $73,000 over the prior year resulted from financial advisory services rendered by a director of the Company in 1996. The increase in stockholder-related costs of $93,000 in 1996 as compared to the prior year resulted from additional costs incurred in 1996 with respect to SEC and Nasdaq filing fees, proxy services and preparation of the Company's annual report to stockholders. The remaining increase in general and administrative expenses of $154,000 in 1996 as compared to 1995 resulted primarily from increased premiums on directors and officers liability insurance, and personnel and personnel-related costs.

    INTEREST INCOME AND OTHER INCOME (EXPENSE), NET. Interest income and other income (expense), net for 1996 increased to $278,000 of income in 1996 compared to $203,000 of income in the prior year. This increase is primarily due to interest income earned on the Company's cash and short-term investments.

    INTEREST EXPENSE. Interest expense for 1996 decreased to $99,000 compared to $264,000 in the prior year. This decrease is the result of reduced interest expenses associated with the reduction of pre-petition liabilities and short-term debt during 1995.

YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    REVENUES. Product sales decreased 55% to $1,220,000 in 1995 from $2,710,000 in the prior year. The decline in sales was due to an increase in selling price as the Company prepared to sell its U.S. products through distributors and computer resellers and the reduction in advertising and marketing efforts brought about by the severe cash constraints experienced by the Company during 1994. The Company began shipping the Handwriter-Registered Trademark- for Windows-Registered Trademark- in late 1993 and the MacHandwriter-Registered Trademark- in the first quarter of 1994.

    Revenues from license and royalty fees for 1995 increased to $237,000 from $61,000 in the prior year. The increase was primarily the result of increased shipment volumes reported by two of the Company's licensees. Revenues from development contracts for 1995 increased to $857,000 from $828,000 in the prior year. Contract revenues were primarily attributable to a grant awarded by NIST in 1993 to supplement development of a recognition system for the Chinese language. This grant expired in January 1996.

    COST OF SALES. Cost of sales is comprised of the costs of materials, procurement, warehousing, and related personnel in connection with the sales of the Company's products as well as costs of development contract revenue and the amortization of capitalized software development costs. Costs incurred in connection with development contract revenue are expensed as incurred. Cost of sales decreased by 58% to $2,163,000 for the year ended December 31, 1995 as compared to $5,141,000 for 1994. This decrease was attributable to a decrease in product sales and a decrease in amortization of software development costs, including amounts written down to net realizable value (from $1,653,000 in 1994 to $157,000 in 1995). In addition, during 1994 the Company wrote-off approximately $550,000 of MacHandwriter-Registered Trademark- II inventory (the Company's Japanese language product). No such write-off occurred during 1995.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased in 1995 by 34% to $1,355,000 from $2,062,000 in 1994. This decrease was primarily attributable to decreases in the Company's research and development staff and related costs commencing in the second quarter of 1994. The Company capitalized $20,000 of software development costs in 1995 as compared to $436,000 in the prior year. The continuing effect of reductions in personnel and product development efforts in 1994 accounted for the decline in research and development expenses and software capitalization during 1995.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses decreased by 47% to $2,613,000 for the year ended December 31, 1995 as compared to $4,936,000 for the prior year. This decrease was primarily due to reductions in staffing and related costs and promotional expenses incurred in the launch of Handwriter-Registered Trademark- for Windows-Registered Trademark- and MacHandwriter-Registered Trademark- during the first and second quarters of 1994.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased by 28% to $1,717,000 for the year ended December 31, 1995 as compared to $2,395,000 for the prior year. This decrease was primarily attributable to the continuing effect of reductions in personnel and other costs in 1994.

    INTEREST INCOME AND OTHER INCOME (EXPENSE) NET. Interest income and other income (expense), net increased to $203,000 of income for the year ended December 31, 1995 compared to a net expense of $38,000 for the prior year. This increase was primarily due to interest income earned on the Company's cash, cash equivalents and short-term investments.

    INTEREST EXPENSE. Interest expense increased to $264,000 for 1995 compared to $75,000 for the prior year. This increase was the result of interest expenses associated with the pre-petition liabilities and increased short-term debt in 1995 as compared to 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents at December 31, 1996 totaled $10,573,000 compared to cash and cash equivalents of $5,924,000 at December 31, 1995. This increase was primarily attributable to $11,578,000 provided by financing activities and $425,000 provided by investing activities in 1996, offset by $7,363,000 used in operations. In 1996, the effect of exchange rate changes on cash was immaterial.

    At December 31, 1996, current liabilities, which include deferred revenue, were $4,136,000. Deferred revenue, totaling $2,006,000 at December 31, 1996, primarily reflects nonrefundable advance royalty fees received from the Company's licensees which are generally recognized as revenue by the Company in the period in which licensees report that products incorporating the Company's software have been shipped or when no significant obligation to provide additional software or services exists. As such, the period over which such deferred revenue will be recognized as revenue is uncertain because the Company cannot presently determine either the timing or volume of future shipments by its licensees. Under the terms of the Company's agreement with IBM, the Company is obligated to share certain royalties from third parties with IBM when earned.

    As of December 31, 1996, the Company's principal source of liquidity was its cash, cash equivalents and short-term investments of $11,325,000. The Company believes that the above-mentioned funds are adequate to meet projected working capital and other cash requirements for the next twelve months.

    JOINT VENTURE IN PEOPLE'S REPUBLIC OF CHINA. In 1993, the Company formed the Joint Venture with The Ministry of Electronic Industries of the Jiangsu Province, a provincial agency of the People's Republic of China. The Joint Venture is 79%-owned by the Company. Under the provisions of the joint venture agreement, the Company may be required to contribute up to $5.4 million in cash to the Joint Venture and is required to provide it with nonexclusive licenses to technologies and certain distribution rights. The Ministry is required to contribute certain land use rights and provide other services to the Joint Venture. As of December 31, 1996, the Company had contributed an aggregate of $900,000 in cash to the Joint Venture and provided it with nonexclusive licenses to technology and certain distribution rights and the Ministry had contributed certain land use rights. The Company believes that any future cash contributions it may be required to make to the Joint Venture will be paid from its working capital or proceeds received from additional financings, if any. There can be no assurance that the Company will be able to fund the balance of any required cash contributions to the Joint Venture, that the Joint Venture will be successful in developing or selling integrated computer systems or other Company products to the Chinese market or that the Company will realize any significant benefits from its contributions to the Joint Venture.

    1994 FINANCING. During the Company's bankruptcy proceedings in September and October 1994, the Company received $1.0 million through the issuance, to one investor (the "Investor"), of two secured convertible notes (the "Notes") in the aggregate principal amount of $1,000,000 (due in March 1995 and October 1995, respectively) and warrants to purchase 2,000,000 shares of Common Stock, with an exercise price of $0.50 per share. In October 1994, in connection with the Company's Plan of Reorganization, the Company also entered into a standby stock purchase agreement (the "Standby Purchase Agreement") with the Investor, pursuant to which the Investor or his assignee (the "Standby Purchaser") agreed to purchase up to 10 million shares of Common Stock at a purchase price of $0.50 per share. The maximum number of shares the Standby Purchaser was obligated to purchase was reduced by the number of shares purchased by the Company's shareholders pursuant to the exercise of warrants they received pursuant to the Plan. In December 1994, the Standby Purchaser purchased 6,050,357 shares of Common Stock pursuant to the Standby Purchase Agreement and the Company received approximately $2.0 million in cash therefor (the balance being paid through the conversion by the Standby Purchaser of the Notes). In December 1994, the Company issued 500,000 shares of Common Stock to the Standby Purchaser under the terms of the Standby Purchase Agreement.

    NOVEMBER 1995 AND JUNE 1996 EQUITY FINANCINGS. In November 1995, the Company completed a private placement of 5,500,000 shares of Common Stock at a price of $2.00 per share, subject to certain adjustments, and received net cash proceeds of approximately $10.3 million. In June 1996, the Company completed a private placement of 600,000 shares of Common Stock, at a price of $4.50 per share, and received net cash proceeds of approximately $2.4 million. In connection with the June 1996 private placement, the Company also agreed to issue to the purchasers additional shares of Common Stock (the "Extra Shares") if the average of the daily closing prices of the Common Stock for the twenty business days prior to two business days before December 24, 1996 (the effective date of the selling securityholder registration statement which registered the shares purchased by the purchasers) was less than $4.50 per share.

    In connection with the private placements, the Company agreed to register the shares of Common Stock issued and any shares of Common Stock issuable pursuant to price protection provisions or the exercise of warrants issued to the placement agent or its designees. In December 1996, the Company's Registration Statement on Form S-3 (which included the registration of 6,967,500 shares of Common Stock for the account of the purchasers of Common Stock in the December 1995 and June 1996 private placements, 196,000 Extra Shares issued (for no additional consideration) to purchasers who did not purchase shares of Convertible Preferred with shares of Common Stock, and the shares issuable upon exercise of warrants issued to the placement agent or its designee) was declared effective by the Securities and Exchange Commission (the "1996 Registration Statement").

    CONVERTIBLE PREFERRED FINANCING. In December 1996, the Company completed a private placement of 450,000 shares of Convertible Preferred at $25.00 per share for $11,250,000. In connection with the transaction, the Company received $9,495,000 in cash and accepted for exchange, in lieu of cash, 390,000 shares of Common Stock for 70,200 shares of Convertible Preferred. Each share of Convertible Preferred is convertible by the holder into shares of Common Stock at any time beginning July 1, 1997, or earlier in the event of a change in control transaction, pursuant to a conversion formula based upon a discount from the effective market price of the Common Stock. In addition, all outstanding shares of Convertible Preferred will automatically convert into shares of Common Stock on December 31, 1999, subject to the satisfaction of certain conditions, or later under certain circumstances. There is no limitation on the number of shares of Common Stock that the Company may be required to issue in connection with the Convertible Preferred.

    The exact number of shares of Common Stock issuable upon conversion of all of the Convertible Preferred cannot currently be determined but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. On March 25, 1997, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $2.00 per share. If the effective market price of the Common Stock on March 25, 1997 of $1.92 per share (as determined pursuant to the terms of the Convertible Preferred) were used to determine the number of shares of Common Stock issuable as of the first date on which the Convertible Preferred may be converted, the Company would be obligated to issue a total of approximately 6,840,097 shares of Common Stock assuming all such shares were converted at such time. To the extent the effective market price per share of the Common Stock is lower or higher than $1.92 as of any date on which shares of Convertible Preferred are converted, the Company would issue more or less shares of Common Stock than reflected in such estimate, and such difference could be material.

    RESTRICTIONS IN INVESTOR AGREEMENT. In connection with the private placement in December 1996, the Company entered into an investor agreement with the purchasers of the Convertible Preferred (the "Investor Agreement"). Subject to certain exceptions, until the Restrictive Covenant Termination Date (as defined below), the Investor Agreement prohibits or restricts the Company from, among other things, declaring or paying dividends or making distributions to holders of the Common Stock, repurchasing any Common Stock or other equity junior or on parity with the Convertible Preferred, authorizing or issuing other equity securities senior to the Convertible Preferred and incurring indebtedness other than for trade payables or a working capital facility not exceeding $10 million. In addition, until the Restrictive Covenant Termination Date, the Company is prohibited from offering or selling debt, shares of Common Stock or other equity securities (including convertible securities) other than in a bona-fide underwritten public offering, or from obtaining any financing from a third party, unless such transactions have been first offered to the holders of the Convertible Preferred. The term "Restrictive Covenant Termination Date" means, generally, the date which is the earlier of (a) January 31, 1998 or (b) the date on which all of the Convertible Preferred has been converted.

    REGISTRATION RIGHTS; DEFAULT PAYMENTS. In connection with the December 1996 private placement, the Company entered into a registration rights agreement with the holders of the Convertible Preferred (the "Registration Rights Agreement") pursuant to which the Company agreed to file a Registration Statement on Form S-3 relating to the shares of Common Stock issuable upon conversion of, or otherwise in respect to, the Convertible Preferred by March 31, 1997 (the "1997 Registration Statement") and to use its best efforts to cause the 1997 Registration Statement to be declared effective by June 29, 1997 (the "Declaration Date"). In the event the 1997 Registration Statement is not declared effective by the Declaration Date, the Company has agreed to pay to each holder of Convertible Preferred a default payment in cash (the "Default Payment") in an amount equal to 3% of the liquidation preference for the Convertible Preferred held for any part of each 30-day period subsequent to the Declaration Date until the 1997 Registration Statement is declared effective. The Company has also agreed to make a similar Default Payment to the holders of Convertible Preferred in the event that (i) the Company fails, refuses or is unable to cause the securities covered by the 1997 Registration Statement to be listed on the exchange on which the Common Stock is then traded, (ii) any holder's ability to sell the securities covered by the 1997 Registration Statement is suspended for more than 60 days in the aggregate, or at any time during the months of December 1997 or January 1998, or (iii) the Company does not have a sufficient number of shares of Common Stock available to effect conversion of the Convertible Preferred. The Default Payments must be made each month until the condition or event causing the payment to be made no longer exists.

    On March 31, 1997, the Company filed the 1997 Registration Statement with the Commission registering for sale by the selling securityholders listed therein 7,477,597 shares of Common Stock.

    DIVIDENDS. The Convertible Preferred entitles the holders thereof to receive cumulative dividends on each share at the rate of $1.25 per share per annum, compounded semi-annually, when payable, whether or not declared. Dividends may be paid at the Company's option in cash or additional shares of Convertible Preferred.

    WAIVER; ADDITIONAL WARRANT ISSUANCE. In March 1997, the Company and all of the holders of the Convertible Preferred executed a waiver (the "Waiver") in connection with the Company's obligations to comply with redemption provisions contained in the Registration Rights Agreement. Pursuant to the Waiver, each holder of the Convertible Preferred irrevocably waived the Company's obligations to comply with provisions in the Registration Rights Agreement which would have obligated the Company to redeem the Convertible Preferred (or shares of Common Stock issuable upon conversion of, or otherwise in respect to, the Convertible Preferred) and, in consideration therefor, the Company (a) issued to the holders (on a pro rata basis) in accordance with the terms thereof, warrants to purchase 300,000 shares of Common Stock (subject to adjustments), with an exercise price of $2.00 per share, (b) waived its rights to request that the holders of the Convertible Preferred receive any Default Payments in additional shares of Convertible Preferred and (c) agreed that the holders of Convertible Preferred may convert their shares into shares of Common Stock at approximately 72% of the effective market price of the Common Stock in the event a change in control transaction occurs prior to February 1998, or later under certain circumstances. As a result of the Waiver, the shares of Convertible Preferred which were classified as redeemable securities at December 31, 1996 will be reclassified as convertible preferred stock at March 31, 1997 and, as such, will be included in stockholders' equity at March 31, 1997.

    The following table sets forth the Company's stockholders' equity, at December 31, 1996, on a historical and proforma basis, adjusted to reflect the reclassification of the Convertible Preferred and the issuance of the related warrants:

                                                                                      AT DECEMBER 31, 1996
                                                                              ------------------------------------
                                                                              HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
Redeemable convertible preferred stock......................................  $    9,417   $  (9,417)   $  --
                                                                              ----------  -----------  -----------
Stockholders' equity (deficit)
Convertible preferred stock.................................................      --               5            5
Common Stock................................................................         419      --              419
Additional paid-in capital..................................................      54,015       9,896       63,911
Accumulated deficit.........................................................     (54,347)       (484)     (54,831)
Cumulative foreign currency translation adjustment..........................        (169)     --             (169)
                                                                              ----------  -----------  -----------
Total stockholders' equity (deficit)........................................  $      (82)  $   9,417    $   9,335
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    VOLATILITY OF STOCK PRICE. The Company's future earnings and stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including at times severe price changes that are unrelated or disproportional to the operating performance of such companies. The trading price of the Company's Common Stock could be subject to wide fluctuation in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy generally, or market volatility unrelated to the Company's business and operating results.

    OPERATING LEASE COMMITMENTS. The Company leases facilities in the United States, Japan and China. The Company's rental expense for the year ended December 31, 1996 was approximately $346,000. Future minimum lease payments under noncancelable operating leases are expected to be approximately $362,000, $275,000, $221,000 and $191,000 for the years ending December 31, 1997, 1998,
1999, and 2000, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 26, 1997 with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this Proxy Statement under the heading "Executive Compensation" and (iv) all directors and executive officers of the Company as a group. The information set forth below assumes that none of the shares of Convertible Preferred have been converted into shares of Common Stock. For additional information concerning the terms of the Convertible Preferred, including the conversion provisions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                CONVERTIBLE PREFERRED
                                                            COMMON STOCK
                                                       ----------------------  ------------------------
                  NAME AND ADDRESS                      NUMBER      PERCENT      NUMBER       PERCENT      COMBINED VOTING
                 OF BENEFICIAL OWNER                   OF SHARES   OF CLASS     OF SHARES    OF CLASS          PERCENT
-----------------------------------------------------  ---------  -----------  -----------  -----------  -------------------
Philip Sassower (1)..................................  9,898,935       22.03%      --           --                22.03%
CIC Standby Ventures, L.P.(2)........................  9,808,935       21.87       --           --                21.87
James Dao (3)........................................  3,961,809        8.77       --           --                 8.77
C. B. Sung (4).......................................    521,823        1.16       --           --                 1.16
Donald R. Scheuch (5)................................    114,776           *       --           --                    *
George P. Clayson, III (6)...........................     53,910           *       --           --                    *
L. Michael McFarland (7).............................    140,000           *       --           --                    *
Francis V. Dane (8)..................................    152,318           *       --           --                    *
Karen Kellenbach (9).................................    134,769           *       --           --                    *
Elliott Associates, L.P.(11).........................     --          --          168,000        37.33%               *
Westgate International, L.P.(12).....................     --          --          112,000        24.88                *
Lakeshore International Ltd(13)......................     --          --           30,000         6.66                *
Global Bermuda L.P.(14)..............................     --          --           27,000         6.00                *
Anvil Investment Partners, L.P.(15)..................     --          --           24,000         5.33                *
All directors and executive officers as a group (8
  persons)(10).......................................  14,978,340      33.29%      --           --                33.29%

------------------------

*   Less than 1%.

(1) Includes (a) all of the 9,808,935 shares held by CIC Standby Ventures, L.P., a Delaware limited partnership as reflected in the table above, and (b) 90,000 shares issuable upon the exercise of stock options to purchase 90,000 shares of Common Stock held by Mr. Sassower which are exercisable within 60 days of March 26, 1997. Mr. Sassower is the sole general partner of CIC Standby Ventures, L.P. and may be deemed to beneficially own the shares of Common Stock held by the limited partnership. The business address of Mr. Sassower is c/o Phoenix Enterprises LLC, 135 East 57th Street, 12th Floor, New York, New York 10022. Mr. Sassower is a director of the Company. See "Certain Relationships and Related Transactions".

(2) Mr. Sassower is the sole general partner of CIC Standby Ventures, L.P. and may be deemed to beneficially own the shares of Common Stock held by the limited partnership as reflected in the table above. The business address of CIC Standby Ventures, L.P. is c/o WinSass Corporate Services LLC, 314 West Main, Suites 3&5, Lewisville, Texas 75057.

(3) Includes 330,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997 and excludes the shares of Common Stock or options to purchase such shares held by Mr. Dao's spouse, Karen Kellenbach. The business address of Mr. Dao is 275 Shoreline Drive, Suite 520, Redwood Shores, California 94065.

(4) Includes 148,000 shares issuable upon the exercise of stock options or warrants to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(5) Includes 16,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(6) Includes 8,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(7) Includes 140,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(8) Includes 152,106 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(9) Includes 6,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997. Ms. Kellenbach is the spouse of Mr. Dao. Does not include the shares of Common Stock or options to purchase such shares held by Mr. Dao.

(10) Includes 890,106 shares issuable upon the exercise of stock options or warrants to purchase shares of Common Stock which are exercisable within 60 days of March 26, 1997.

(11) The business address of Elliott Associates, L.P. is 712 Fifth Avenue, New York, New York 10019.

(12) The business address of Westgate International L.P. is c/o Stonington Management Corp., 712 Fifth Avenue, New York, New York 10019.

(13) The business address of Lakeshore International is c/o Global Capital Management, Inc., 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

(14) The business address of Global Bermuda Limited Partnership is c/o Global Capital Management, Inc., 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

(15) The business address of Anvil Investment Partners, L.P. is c/o Strome Susskind & Company, 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.

                               EXECUTIVE OFFICERS

    The following table sets out the name and age of each executive officer of the Company; all positions and offices of the Company presently held by each of them and the periods each has served; and each person's principal occupation and employment during at least the past five years.

                                                                        PRINCIPAL OCCUPATION     DATE FIRST APPOINTED TO
NAME                            AGE               POSITION                 AND EMPLOYMENT           PRESENT POSITION
--------------------------      ---      --------------------------  --------------------------  -----------------------

James Dao.................          59   Chief Executive Officer     Chief Executive Officer                 1981
                                         and Chairman of the Board   since 1981; Chairman of
                                                                     the Board since 1992;
                                                                     President 1981 to 1995 and
                                                                     since 1996.

Francis V. Dane...........          45   Vice President, Secretary   Vice President since 1989               1989
                                         and Treasurer               and Secretary since 1991;
                                                                     Treasurer since 1995; Vice
                                                                     President of Finance and
                                                                     Chief Financial Officer
                                                                     1989 to 1992; Director of
                                                                     Business Services, Private
                                                                     Financial Services
                                                                     Corporation (a financial
                                                                     management consulting
                                                                     firm) 1988 to 1989; Senior
                                                                     Manager, Entrepreneurial
                                                                     Services Division, Price
                                                                     Waterhouse (certified
                                                                     public accountants) prior
                                                                     to 1988.

Karen Kellenbach..........          55   Vice President,             Vice President since 1991;              1991
  (Spouse of James Dao)                  Administration and Human    Director of Administration
                                         Resources                   and other positions from
                                                                     1981 to 1991.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that are filed with SEC.

    Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1996 all Section 16(a) reports required to be filed by the Company's executive officers, directors and 10% stockholders were filed on a timely basis.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of such number of members, with a minimum of three, as the Board of Directors may determine from time to time. The six persons listed below are currently directors of the Company and are the nominees for election as directors at the Annual Meeting. Each director elected at this Meeting will serve for a one-year term until the next annual meeting of stockholders and until his successor is elected and qualified or his position is earlier vacated by resignation or otherwise.

    Unless otherwise instructed, the proxyholders named in the accompanying proxy will vote the shares represented by proxies received by them for the election of the six nominees to the Board of Directors named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the shares will be voted for the election of any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. The proxies cannot be voted for a greater number of persons than the number of nominees named. APPROVAL OF PROPOSAL I TO ELECT SIX DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

    The following table sets forth information, as of March 26, 1997, concerning the nominees:

                                                                                                            YEAR FIRST
NAME                                              AGE          PRINCIPAL OCCUPATION AND EMPLOYMENT       ELECTED DIRECTOR
--------------------------------------------      ---      --------------------------------------------  -----------------

George P. Clayson, III......................          63   Managing Director, London Branch of Fleet              1988
                                                           Bank (a banking institution) since June
                                                           1989; Partner, Fleet Associates, 1987 to
                                                           1989; Executive Vice President, Corporate
                                                           Banking, Fleet Bank, 1986 to 1987.

James Dao...................................          59   Chief Executive Officer of the Company since           1981
                                                           1981; Chairman of the Board of the Company
                                                           since 1992; President of the Company from
                                                           1981 to 1995, and since 1996.

L. Michael McFarland........................          50   President of Corporate Product Sales                   1995
                                                           Division of the Company since August 1996;
                                                           Member of the Board of Directors of the
                                                           Company since August 1995; President and
                                                           Chief Operating Officer of the Company from
                                                           1995 to 1996; Senior Vice President and
                                                           director of Inforite Corporation (a division
                                                           of Moore Corporation) 1992 to 1995; Vice
                                                           President and General Manager of Business
                                                           Communications Services (a division of Moore
                                                           Corporation) 1989 to 1992; Vice

                                                                                                            YEAR FIRST
NAME                                              AGE          PRINCIPAL OCCUPATION AND EMPLOYMENT       ELECTED DIRECTOR
--------------------------------------------      ---      --------------------------------------------  -----------------
                                                           President of Moore Business Forms, Inc. (a
                                                           division of Moore Corporation) 1985 to 1989.
Philip Sassower.............................          57   Chairman of the Executive Committee of the             1994
                                                           Company since 1997; Chief Executive Officer
                                                           of Phoenix Enterprises, LLC since 1996;
                                                           General Partner of CIC Standby Ventures,
                                                           L.P. since 1994; Chairman and Chief
                                                           Executive Officer of BP Acquisition, LLC
                                                           since 1993; General Partner of BP
                                                           Restaurants, LP since 1991; Former Chairman
                                                           of the Board, Chairman of the Executive
                                                           Committee and director of Newpark Resources,
                                                           Inc.; General Partner of S&S Newpark
                                                           Ventures, LP and General Partner of S&S
                                                           Investments.
Dr. Donald R. Scheuch.......................          78   Self-employed business consultant; former              1982
                                                           special limited partner, Continental Capital
                                                           Ventures (a private venture capital
                                                           partnership), serves on a number of boards
                                                           of high technology companies, former Senior
                                                           Executive Vice President of SRI
                                                           International (formerly Stanford Research
                                                           Institute).
C. B. Sung..................................          72   Chairman and Chief Executive Officer, Unison           1986
                                                           Group, Inc. (a multi-national corporation
                                                           involved in manufacturing, computer systems
                                                           and software development, international
                                                           investment and trade).

    The Company's affairs are managed under the direction of the Board of Directors. Members of the Board receive information concerning the Company's affairs through oral and written reports by management, Board and committee meetings and other means. Throughout each year, directors attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding the Company's affairs.

    Directors of the Company serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors are elected and qualified. Except for Mr. James Dao and Ms. Karen Kellenbach, the Company's Vice President, Administration and Human Resources (Mr. Dao's spouse), there are no family relationships between the Company's directors and executive officers. For certain relationships between the Company and its directors, see "Certain Relationships and Related Transactions."

    In 1994, the Company agreed to use its best efforts to include Mr. Sassower or his designee as a member of the Company's Board of Directors until Mr. Sassower no longer holds the two million shares of Common Stock issuable upon the exercise of a warrant issued to him in 1994. See "Certian Relationships and Related Transactions."

BOARD COMMITTEES

    The Company's Board of Directors has formed the five committees set forth below. The members of each committee are appointed by the Board of Directors.

    EXECUTIVE COMMITTEE. In March 1997, the Board of Directors formed an Executive Committee to provide management with advice on significant matters during those times in which the full Board of Directors is not immediately available. The members of the Executive Committee are James Dao, Philip Sassower and C.B. Sung.

    AUDIT COMMITTEE. The Audit Committee reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for establishing and monitoring internal accounting controls. The members of the Audit Committee are George Clayson, Philip Sassower, Donald Scheuch and C. B. Sung.

    COMPENSATION COMMITTEE. The Compensation Committee reviews and approves overall policy with respect to compensation matters and approves executive and senior management compensation arrangements. The members of Compensation Committee are Philip Sassower, Donald Scheuch and C.B. Sung.

    FINANCE COMMITTEE. The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress towards established objectives. The members of the Finance Committee are George Clayson, James Dao, Philip Sassower, C.B. Sung and Donald R. Scheuch.

    STOCK OPTION COMMITTEE. The Stock Option Committee administers the Company's stock option plans. The members of the Stock Option Committee are Philip Sassower, Donald Scheuch and C.B. Sung.

BOARD AND COMMITTEE MEETINGS

    During 1996, the Board of Directors held four formal meetings and took numerous other actions by unanimous written consent in lieu of formal meetings. In addition, during 1996, the Audit Committee held two meetings, the Compensation Committee held two meetings, the Finance Committee held four meetings and the Stock Option Committee held six meetings. The Board of Directors does not have a standing nominating committee. Each director participated in at least 85% of the aggregate of the formal meetings of the Board and the Committees on which he served.

DIRECTOR COMPENSATION

    For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and are reimbursed for all reasonable out-of-pocket expenses. Directors are also eligible to receive stock options.

                             EXECUTIVE COMPENSATION

    The following table sets forth compensation awarded to, earned by and paid to the Company's Chief Executive Officer and each other executive officer of the Company whose total annual salary and bonus exceeded $100,000 for services rendered to the Company for the year ended December 31, 1996 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                      ANNUAL COMPENSATION        COMPENSATION
                                                                   -------------------------  -------------------
                                                                                   OTHER          SECURITIES
                                                                                  ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR       SALARY    COMPENSATION         OPTIONS
------------------------------------------------------  ---------  ----------  -------------  -------------------

James Dao.............................................       1996  $  199,700    $   7,305(1)         --
  Chairman and Chief Executive                               1995     267,820(2)       7,217(1)         --
  Officer                                                    1994     115,194(2)       9,330(1)        1,837,120

Francis V. Dane.......................................       1996     129,437       --                 100,000
  Vice President and Secretary                               1995     130,138       --                --
                                                             1994      97,284       --                 127,516

------------------------

(1) Includes the estimated economic benefit received by Mr. James Dao related to a life insurance policy, the premiums of which were paid by the Company.

(2) To assist the Company through periods of cash constraints, Mr. Dao elected to defer 50% of his salary from September 1994 through September 1995. In December 1995, the Company paid the deferred amounts to Mr. Dao.

                             OPTION GRANTS IN 1996

    The following table sets forth certain information concerning the grant of stock options during 1996 to the Named Executive Officers.

                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                             AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                                                                                  STOCK PRICE APPRECIATION
                                             PERCENTAGE TO                                                  FOR
                                             TOTAL OPTIONS                                             OPTION TERM(1)
                                  OPTIONS     GRANTED TO                                         --------------------------
NAME                              GRANTED      EMPLOYEES     EXERCISE PRICE $   EXPIRATION DATE       5%           10%
-------------------------------  ---------  ---------------  -----------------  ---------------  ------------  ------------

James Dao......................     --            --                --                --              --            --

Francis V. Dane................    100,000          11.2%        $    3.00           8/27/03         $122,000(1)     $280,000(1)

------------------------

(1) On March 25, 1997, the closing sale price of the Common Stock on The Nasdaq SmallCap Market was $2.00 per share.

         AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers in 1996, the number of shares covered by exercisable and unexercisable stock options at December 31, 1996 and the value of unexercised "in-the-money" options at December 31, 1996.

                                                                 NUMBER OF SECURITIES        VALUE (1) OF
                                                                      UNDERLYING             UNEXERCISED
                                                                      UNEXERCISED            IN-THE-MONEY
                                                                   OPTIONS AT FISCAL          OPTIONS AT
                                                                     YEAR-END (#)        FISCAL YEAR-END ($)
                               SHARES ACQUIRED ON   VALUE (1)       EXERCISABLE(E)/        EXERCISABLE (E)/
NAME                              EXERCISE (#)     REALIZED ($)    UNEXERCISABLE (U)      UNEXERCISABLE (U)
-----------------------------  ------------------  ------------  ---------------------  ----------------------

James Dao....................         517,120      $  2,290,973          330,000(E)          $    742,500(E)
                                                                         990,000(U)             2,227,500(U)

Francis V. Dane..............             312               769          152,106(E)               331,157(E)
                                                                         118,000(U)                15,500(U)

------------------------

(1) The value set forth in the table above represents the difference between the fair market value of the Common Stock and the exercise price of the options at exercise and fiscal year-end, respectively.

1994 STOCK OPTION PLAN

    The Company's 1994 Stock Option Plan (the "1994 Option Plan") provides for the granting to the Company's directors and employees of nontransferable incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nontransferable nonstatutory stock options ("Non-Qualified Options"). A total of 5,000,000 shares of Common Stock are authorized for issuance under the 1994 Option Plan. As of March 26, 1997, options to purchase an aggregate of 491,000 shares had been exercised under the 1994 Option Plan, options to purchase 3,535,500 shares at a weighted average exercise price of $1.06 per share were outstanding, and 973,500 shares remained available for future grant. Unless terminated sooner, the 1994 Option Plan will terminate in November 2004.

    The 1994 Option Plan may be administered by the Board of Directors or a stock option committee of the Board (the "Committee"). The 1994 Option Plan is currently administered by the Stock Option Committee. The Committee has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to the option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be the fair market value of the Common Stock on the date of grant and the exercise price of Non-Qualified Options must be at least 85% of the fair market value of the Common Stock on the date of grant. Options generally vest over four years. For those options which vest over four years, 20% of the total options granted vest on the first anniversary of the date of grant; and an additional 20%, 20% and 40% of the total options granted vest on the second, third and fourth anniversary of the date of grant, respectively. Options are generally exercisable over a period not to exceed seven years.

    If an employee to whom an award has been granted under the 1994 Option Plan dies while providing services to the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, any restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part, by the person to whom it was granted (or by his duly appointed, qualified, and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee) in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, if a person to whom an option has been granted under the 1994 Option Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 30 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

    The Board has the authority to amend or terminate the 1994 Option Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1994 Option Plan, without the consent of such optionee.

    During 1996, a total of 796,500 options were awarded to 52 individuals under the 1994 Option Plan, of which 100,000 were awarded to one executive officer.

1991 OPTION PLANS

    The Company has two other stock option plans (the 1991 Stock Option Plan and the 1991 Nondiscretionary Plan). Incentive and nonqualified options under the 1991 plans may be granted to employees, officers, and consultants of the Company. As amended, there are 2,050,000 shares of common stock authorized for issuance under these plans. For the year ended December 31, 1996, the Company granted to 11 persons options to purchase an aggregate of 95,000 shares of Common Stock under the 1991 Option Plans.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

    The Compensation Committee and Stock Option Committee have provided the following Board Compensation Committee and Stock Option Committee Report:

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Committees' compensation philosophy is based upon the belief that the success of the Company results from the coordinated efforts of all employees working as a team to achieve common objectives of providing superior products and services to the Company's customers and maximizing the Company's value for the benefit of its stockholders.

    The Committees' compensation programs are designed to attract, retain and reward personnel whose individual and team performance contributes significantly to the short and long-term objectives of the Company. The Company's executive compensation program is guided by the same principles which the Company considers when making compensation decisions for all employees:

    - To ensure competitiveness, the Company monitors industry standards and incorporates this information into its compensation decisions.

    - Executive officers are rewarded based upon individual, team and overall Company performance. Overall Company performance is based upon achievement of strategic and operating goals. At this stage in the Company's development such factors include revenue earned, technology validation, timely product introductions, capturing market share and preservation of and increases in stockholders' value. Individual and team performance are evaluated based upon the extent to which departmental goals are achieved within the time and budget constraints of approved operating plans. Additionally, individual performance is evaluated based upon the extent to which an individual executive officer is able to foster team spirit and loyalty and minimize employee turnover.

    METHODS OF COMPENSATION. The key elements of the Company's executive compensation program consist primarily of base salary and stock options. Base salary for the Company's executive officers is determined by reference to the combined base salary and annual bonus for competitive positions in the industry and general market. Currently, the Company does not have an annual bonus plan. The Committees believe that the use of stock options as a means of compensation provides additional incentive for executives and aligns their interests with those of the stockholders. All employees are eligible to receive stock options under the Company's stock option plans. Options are granted by the Company's Stock Option Committee upon recommendations made by the Chief Executive Officer. During the past four fiscal years 2,130,095 or 26% of the total number of options authorized under the Company's employee stock option plans have been awarded to the Company's executive officers. This includes 377,405 options granted in lieu of salary during 1994 (or 5% of the total awarded over the past four fiscal years). During 1996, one executive officer was awarded 100,000 stock options and 696,500 were awarded to 51 other employees.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Chief Executive Officer's compensation is determined according to the same principles and factors applied to the determination of compensation for the other executive officers of the Company.

    Mr. Dao's last salary increase was on February 1, 1993 from $150,000 to $200,000 to reflect successful achievement of corporate objectives prior to that date. To assist the Company through periods of cash constraints, Mr. Dao elected to defer 50% of his salary from September 1994 through September 1995. In December 1995, the deferred salary was paid.

    Mr. Dao's annual base salary for the year ended December 31, 1996 was determined based upon, among other things, the Company's continued progress towards established Company objectives and the base salary of other Chief Executive Officers in the industry.

COMPENSATION COMMITTEE                                    STOCK OPTION COMMITTEE
--------------------------------------------------------  --------------------------------------------------------

Philip Sassower                                           Philip Sassower

Donald R. Scheuch                                         Donald R. Scheuch

C.B. Sung                                                 C.B. Sung

PERFORMANCE GRAPH

    The Securities and Exchange Commission requires the Company to include in this Proxy Statement a graph comparing the cumulative five-year return on its Common Stock with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. This performance graph compares the cumulative five-year returns on the Common Stock with the Nasdaq Computer and Data Processing Index and the Nasdaq Index. In September 1991, the Common Stock was first listed on the Nasdaq SmallCap Market and in June 1993 it was listed on the Nasdaq National Market. In July 1994, the Common Stock was delisted from Nasdaq and from July 1994 to July 1996, the Common Stock was quoted on the OTC Bulletin Board. In July 1996, the Common Stock was relisted on the Nasdaq SmallCap Market. See "Market for Company's Common Stock and Related Stockholder Matters."

                           STOCK PERFORMANCE GRAPH(1)

                      COMPARISON OF FIVE-YEAR TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       12/31/1991   12/31/1992   12/31/1993   12/31/1994   12/31/1995   12/31/1996
Communication Intelligence
Corporation                                   $100          $91          $63          $11          $55          $63

Nasdaq Computer & Data Processing             $100         $108         $114         $138         $211         $260

Nasdaq Stock Market (US & Foreign)            $100         $121         $140         $136         $188         $231

(1) Assumes $100 was invested on January 1, 1992 (and dividends reinvested for NASDAQ indices).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1997, Standby Ventures, L.P., a Delaware limited partnership ("Standby Ventures"), exercised in full (i) warrants to purchase 2,000,000 shares of Common Stock with an exercise price of $0.50 per share (the "Note Warrants"), and (ii) warrants to purchase 1,563,000 shares of Common Stock with an exercise price of $1.00 per share (the "Bridge Warrants"). The Note Warrants and the Bridge Warrants were issued by the Company in 1994 and 1995, respectively, pursuant to prior financings provided to the Company by Standby Ventures and its sole general partner (Mr. Philip Sassower). Pursuant to the warrant exercises, Standby Ventures received an aggregate of 2,759,000 shares of Common Stock as a result of cashless exercise provisions contained in the warrants. Philip Sassower, Chairman of the Executive Committee of the Company's Board of the Directors, is the sole general partner of, and a limited partner in, Standby Ventures. As of March 26, 1997, Standby Ventures beneficially owned approximately 22% of the Company's outstanding Common Stock.

    In 1988, the Company's then Board of Directors passed a resolution which provides that in the event Mr. Dao's employment is terminated by the Board of Directors (the majority of which has changed after August 1988), Mr. Dao will receive a payment equal to the present value of 299% of his average annual salary for the most recent five taxable years ending prior to his termination (the "Termination Fee"). The Termination Fee is required to be paid in equal monthly installments.

    In April 1994, the Company loaned $210,000 to Mr. James Dao, the Company's Chairman of the Board, President and Chief Executive Officer, pursuant to a promissory note due April 1, 1996 which bore interest at the highest marginal rate applicable to the Company's borrowing or the highest rate allowable by law, whichever is lower. As of March 25, 1997, the promissory note bore interest at 10% per annum and the outstanding principal and accrued interest on the promissory note was $270,000 . The promissory note is secured by 103,450 shares of Common Stock owned by Mr. Dao. In 1996, the due date of the promissory note was extended to April 1, 1998.

    In January 1996, the Company retained Mr. Philip Sassower, a member of the Board of Directors, as a financial consultant in the areas of financing and investor relations. The consulting arrangement provided payments to Mr. Sassower totaling $100,000 during 1996. In 1997, Mr. Sassower became Chairman of the Company's Executive Committee and increased his time commitment to the Company. To compensate Mr. Sassower for his additional time commitment and to reimburse him for office expenses, the Company increased the consulting fee to be paid to Mr. Sassower to $150,000 in 1997.

                                   PROPOSAL 2

                      AMENDMENT TO 1994 STOCK OPTION PLAN

    The Board of Directors proposes that the 1994 Option Plan be amended to increase the aggregate number of shares subject to issuance under such plan by 1,000,000 shares from 5,000,000 shares to 6,000,000 shares. In 1996, the Board of Directors approved and recommended that the stockholders approve an amendment to the 1994 Option Plan to increase the number of shares of Common Stock available for option grants from 4,000,000 shares to 5,000,000 shares. At the Company's May 1996 annual meeting of stockholders, the stockholders approved such amendment.

    The purpose of the 1994 Option Plan is to strengthen the ability of the Company to attract and retain well-qualified executive and managerial personnel, provide additional incentive to its employees and encourage stock ownership in the Company so that its participants will have a proprietary interest in the Company.

    Under the 1994 Option Plan, a total of 5,000,000 shares are currently reserved for issuance. As of March 26, 1997, options to purchase an aggregate of 491,000 shares of Common Stock have been exercised, options to purchase 3,535,500 shares of Common Stock were outstanding and 973,500 shares remain available for future grants. During 1996, one executive officer of the Company, Francis V. Dane, Vice President, Secretary and Treasurer, was granted 100,000 stock options and all other employees as a group were granted 695,500 stock options under the 1994 Option Plan.

    Options granted under the 1994 Option Plan may be either incentive stock options ("Incentive Options"), which are intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify as Incentive Options ("Non-Qualified Stock Options"). Under the 1994 Option Plan, the Committee may grant (i) Incentive Options at an exercise price per share which is not less than the fair market value of a share of Common Stock on the date on which such Incentive Options are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company) and (ii) Non-Qualified Stock Options at an exercise price per share which is determined by the Committee (and which may not be less than 85% of the fair market value of a share of Common Stock on the date on which such Non-Qualified Stock Options are granted; and not less than 110% of fair market value in the case of an optionee who beneficially owns more than 10% of the total combined voting power of the Company). The 1994 Option Plan further provides that the maximum period in which options may be exercised will be determined by the Committee, except that Options may not be exercised after the expiration of ten years from the date the Option was initially granted (and in the case of Incentive Options, five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company). Any option granted under the 1994 Option Plan will be nontransferable, except by will or by the laws of descent and distribution, and may be exercised upon payment of the option price in cash or by delivery of shares of Common Stock with a fair market value equal to the option price.

    Additional material features of the Company's 1994 Stock Option Plan are included in this Proxy Statement in the section entitled "1994 Stock Option Plan".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following outlines certain federal income tax consequences of the 1994 Option Plan under present law to the Company and participants in such plan.

    INCENTIVE OPTIONS. A participant will not realize income (except that the alternative minimum tax may apply), and the Company will not be entitled to a deduction for federal income tax purposes, upon the grant of an Incentive Option, and, if certain requirements of the Code and 1994 Option Plan are met, upon exercise of an Incentive Option. If Common Stock acquired upon the exercise of an Incentive Option is disposed of by the participant within two years from the date of granting of the option or within one year after the date of exercise (a "disqualifying disposition"), the excess, if any, of (i) the amount realized (up to the fair market value of such Common Stock on the exercise date) over (ii) the exercise price, will be ordinary income to the participant, and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income realized by the participant. The Code limits to $100,000 the value of employee stock subject to Incentive Options that first become exercisable in any one year, based upon the fair market value of the stock on the date of grant. To the extent Options exceed this limit, they are treated as Non-Qualified Stock Options.

    NON-QUALIFIED STOCK OPTIONS. A participant who receives a Non-Qualified Stock Option does not recognize taxable income on the grant of the option. Upon the receipt of shares when a NonQualified Stock Option is exercised, a participant generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares.

    However, if the participant (i) is an officer or director of the Company or the beneficial owner of more than 10% of the Company's equity securities (in each case, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an "Insider") and (ii) receives shares upon the exercise of a Non-Qualified Stock Option, the recognition of income (and the determination of the amount of income) is deferred until the earlier of
(a) six months after the shares are acquired or (b) the earliest date on which the Insider could sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act (six months after the Non-Qualified Stock Option is granted, in the case of an "in-the-money" option). Income is not deferred, however, if such a participant makes a Section 83(b) election at the time he receives the shares. Rather, income is recognized on the date of exercise in an amount equal to the excess of the fair market value of the shares on such date over the exercise price. A Section 83 election must be filed with the Internal Revenue Service within thirty (30) days after an option is exercised.

    A participant's tax basis in shares received upon exercise of a Non-Qualified Stock Option is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins on the day after the shares are received or, in the case of an Insider that has not made a Section 83 election, on the day after the date on which income is recognized by the Insider on account of the receipt of the shares.

    The ordinary income recognized by an employee of the Company on account of the exercise of a Non-Qualified Stock Option is subject to both wage withholding and employment taxes. A deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income included in the participant's income, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any tax reporting obligation that it has with respect to such income.

    If a participant exercises a Non-Qualified Stock Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares if their fair market value is different from the participant's tax basis in the shares. However, the exercise of the Non-Qualified Stock Option is taxed, and the Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. If the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as his tax basis in the shares surrendered. His holding period for such number of shares will include his holding period for the shares surrendered. The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would if the participant had paid the exercise price in cash.

    If a participant receives shares upon the exercise of a Non-Qualified Stock Option and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long-term or short-term depending on the participant's holding period for the shares.

REQUIRED AFFIRMATIVE VOTE

    Approval of the amendment to the 1994 Option Plan requires the affirmative vote of a majority of the Shares represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1994 OPTION PLAN AS SET FORTH IN THIS PROPOSAL II.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    In 1996, the Company appointed Price Waterhouse LLP, independent accountants, to re-audit the Company's financial statements for the year ended December 31, 1995 for the reasons set forth below and to audit the Company's 1996 financial statements. In 1997, upon the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP as its independent accountants for the year ending December 31, 1997. Stockholders are being asked to approve this action by the Board. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Certain information related to the resignation of the Company's previous independent auditors, KPMG Peat Marwick LLP ("Peat Marwick") and Ernst & Young LLP ("Ernst & Young"), is set forth below.

    RESIGNATION OF PEAT MARWICK LLP. On August 2, 1996, the Company received a letter from Peat Marwick stating that it was resigning as the independent auditors for the Company. Peat Marwick advised the Company that it was resigning as the Company's independent auditors following discussions between Peat Marwick and the staff of the Securities and Exchange Commission regarding the independence of Peat Marwick in light of consulting services provided to the Company at that time by KPMG BayMark Capital LLC.

    In connection with the Company's audit for the year ended December 31, 1995, and during the subsequent periods through August 2, 1996, there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosures, auditing scope or procedures, which disagreements, if not resolved to Peat Marwick's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    The audit report of Peat Marwick on the consolidated financial statements of the Company as of and for the year ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

    On August 14, 1996, the Company appointed Price Waterhouse LLP as its independent accountants. The retention of Price Waterhouse LLP was approved by the Board of Directors of the Company. During the two years ended December 31, 1995 and during subsequent periods, neither the Company nor any person on its behalf consulted with Price Waterhouse LLP regarding the application of accounting principles to any transaction or the types of audit opinion that might be rendered on the Company's financial statements.

    The audit of Price Waterhouse LLP of the Company's 1995 consolidated financial statements did not result in any changes to such financial statements, and the related audit report of Price Waterhouse LLP did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

    RESIGNATION OF ERNST & YOUNG LLP. On November 3, 1995, the Company replaced Ernst & Young as its independent auditors and retained Peat Marwick. The replacement of Ernst & Young and the retention of Peat Marwick were approved by the Board of Directors of the Company.

    In connection with the audits for the years ended December 31, 1994 and 1993, and during subsequent periods during 1995, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    The audit reports of Ernst & Young on the consolidated financial statements of the Company as of and for the years ended December 31, 1994 and 1993 did not contain any adverse opinion or disclaimer of opinion. However, the audit report of Ernst & Young for the year ended December 31, 1994 noted that the Company had incurred recurring operating losses, had a net capital deficiency and operated under the protection of Chapter 11 between July 18 and November 14, 1994. The audit report concluded that these conditions raised substantial doubt about the Company's ability to continue as a going concern.

    Prior to the retention of Peat Marwick, neither the Company nor any person on its behalf consulted with Peat Marwick regarding the application of accounting principles to any transaction or the types of audit opinion that might be rendered on the Company's financial statements.

REQUIRED AFFIRMATIVE VOTE

    Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1997 requires the affirmative vote of a majority of the Shares represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                         PROPOSALS OF SECURITY HOLDERS

    A stockholder proposal requested to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices, 275 Shoreline Drive, Suite 520, Redwood Shores, California 94065, not later than December 19, 1997. The Board of Directors will review any stockholder proposal received in accordance herewith and will determine whether such proposal is appropriate and satisfies the applicable requirements for inclusion in the Company's proxy statement for its next Annual Meeting of Stockholders.

SOLICITATION OF PROXIES

    The Company will bear the cost of the Annual Meeting and the solicitation of proxies, including the costs relating to printing and mailing the proxy materials. The Company has retained Skinner & Co., a firm specializing in the solicitation of proxies, to assist the Company in the solicitation of proxies at a fee estimated to be approximately $8,000 in the aggregate, including expenses. Officers and employees of the Company may make additional solicitations in person or by telephone without additional compensation.

OTHER MATTERS

    The Board of Directors knows of no other matters which may be presented for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies in the proxy form enclosed will vote in accordance with their judgment upon such matter.

    Stockholders are urged to complete, sign, date and return the enclosed form of proxy promptly in the envelope provided, regardless of whether or not you expect to attend the Annual Meeting. The prompt return of the proxy will assist the Company in preparing for the Annual Meeting. Your cooperation is greatly appreciated.

    Copies of the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and the notice of annual meeting of stockholders, proxy statement and proxies are available upon written request, without cost, from the Company's principle executive offices at 275 Shoreline Drive, Suite 520, Redwood Shores, California 94065 (Attention: Corporate Secretary), Telephone (415) 802-7888.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [LOGO]

                                          James Dao
                                          Chairman and Chief Executive Officer

April 9, 1997

PROXY
                     COMMUNICATION INTELLIGENCE CORPORATION
                         275 SHORELINE DRIVE, SUITE 520
                        REDWOOD SHORES, CALIFORNIA 94065
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 1997.

    The undersigned does hereby appoint each of James Dao and Francis V. Dane as agents and proxies of the undersigned, with full power of substitution, to represent and to vote as designated below, all the undersigned's shares of Common Stock and/or Convertible Preferred of Communication Intelligence Corporation (the "Company") held of record by the undersigned on March 26, 1997 ("Record Date") in connection with the Annual Meeting of Stockholders to be held on May 19, 1997 at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065, or any adjournment or postponement thereof.

1.         ELECTION OF DIRECTORS:          FOR all nominees listed below / /         WITHHOLD AUTHORITY / /
                                           (EXCEPT AS MARKED TO THE CONTRARY BELOW)  TO VOTE FOR ALL NOMINEES LISTED
                                                                                     BELOW
           (Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)
           GEORGE P. CLAYSON, III          L. MICHAEL McFARLAND                      DONALD R. SCHEUCH
           JAMES DAO                       PHILIP SASSOWER                           CHIEN BOR (C.B.) SUNG
2.         PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS OF OPTIONS UNDER THE COMPANY'S
           1994 STOCK OPTION PLAN.

             FOR / /             AGAINST / /             ABSTAIN / /

                          (CONTINUED ON REVERSE SIDE)

3.         PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE
           YEAR ENDING DECEMBER 31, 1997.

             FOR / /             AGAINST / /             ABSTAIN / /
    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

    The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
    This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.
    The undersigned hereby acknowledges receipt of the Company's Notice of Annual Meeting of Stockholders to be held on May 19, 1997, the Company's Proxy Statement dated April 9, 1997 (and the accompanying proxy), and the Company's 1996 Annual Report to Stockholders.

Dated: ________________________________________________________, 1997

                                           _____________________________________

                                                        (Signature)

                                           _____________________________________

                                              (Additional signature, if held
                                                         jointly)

                                           _____________________________________

                                                  (Title, if applicable)

                                           Please sign exactly as your name
                                           appears hereon. If shares are held by
                                           joint tenants, both must sign. When
                                           signing as attorney, executor,
                                           administrator, trustee or guardian or
                                           any similar capacity, please give
                                           full title as such. If a corporation,
                                           please sign in full corporate name by
                                           president or other authorized
                                           officers, giving title. If a
                                           partnership, please sign in
                                           partnership name by an authorized
                                           person.

    PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.